Exhibit 10.3

AMENDMENT

to

SHARE PURCHASE AGREEMENT

THIS AMENDMENT (“Amendment”) is dated as of 21 September 2011, by and between Monsanto Company, a Delaware corporation (“Monsanto”), and Evogene Ltd., an Israeli company (“Evogene”).

WHEREAS, Monsanto and Evogene are parties to that certain Share Purchase Agreement dated 27 August 2008 (the “Agreement”); and

WHEREAS, Evogene has fulfilled its Diligence Obligations to be completed by the third anniversary of the Closing pursuant to the Collaboration Agreement and is therefore entitled to exercise the Put Option set forth in Section 7 of the Agreement, until October 6, 2011; and

WHEREAS, Monsanto and Evogene are currently mutually exploring the possibility of replacing the Put Option with an extension to the existing Collaboration between the Parties;

NOW, THEREFORE, the Parties have agreed to extend the exercise date of the Put Option as follows:

1.	Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2.	Section 7.2 of the Agreement is amended in its entirety to read as follows:

7.2 Exercise of the Put Option may be made by the Company at any time commencing on the third anniversary of the Closing and ending on November 15, 2011 (inclusive) by notice in writing of the Company to the Purchaser (hereinafter the “Exercise Notice”).

3.	Except for the modification provided for herein, all other terms of the Put Option and of the Agreement shall remain unchanged.

This Agreement may be executed in two counterparts and by facsimile, each of which will be deemed an original and which together will constitute one instrument.

IN WITNESS WHEREOF, Monsanto and Evogene have caused this Amendment to be executed as of the day and year first above written.

MONSANTO COMPANY		EVOGENE LTD.

By:	/s/ Mark J. Deadwyler	By:	/s/ Ofer Haviv

Name:	Mark J. Deadwyler	Name:	Ofer Haviv

Title:	VP, Technology Finance and Alliances	Title:	President & CEO